Standard Register®

ADVANCING YOUR REPUTATION     1912-2012

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports Second Quarter 2012 Financial Results

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Growth in core solutions

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Restructuring plan and cost savings initiatives positively impacting results

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Expect to end 2012 with at least $5 million positive cash flow

DAYTON, Ohio (July 27, 2012) – Standard Register (NYSE: SR), a leader in the management and execution of mission-critical communications, today announced its financial results for the second quarter and first half of 2012. The Company reported quarterly revenue of $155.1 million and a net loss of $1.1 million or $0.04 per share. The results compare to prior year quarterly revenue of $164.3 million and a net loss of $1.0 million or $0.03 per share. Non-GAAP net income after adjustments for pension loss amortization, pension settlement, restructuring charges, tax effect of adjustments and deferred tax valuation allowances was $3.8 million or $0.13 per share for the second quarter of 2012, a $1.0 million increase from non-GAAP net income of $2.8 million, or $0.10 per share for the same period in 2011.

Through the first half of 2012, the Company reported revenue of $312.7 million and a net loss of $6.2 million or $0.21 per share. The first half results compare to last year’s revenue of $329.2 million and a net loss of $0.6 million or $0.02 per share through the first half of 2011. Non-GAAP adjusted net income for the first half of 2012 was $5.7 million or $0.20 per share compared to non-GAAP adjusted net income of $6.9 million or $0.24 per share for the first half of 2011.

“Positive sales activity continued in the second quarter and performance in the aggregate as well as at the business unit level was in line with our restructuring plan,” said Joseph P. Morgan, Jr., president and chief executive officer. “Growth in our core solutions is steady, increasing 3.4 percent in the second quarter. Legacy sales continue to decline disproportionately as businesses discontinue the use of certain operational documents. Cost-saving initiatives associated with our restructuring plan are having a positive impact on operating income and we are optimizing our operations while delivering exceptional service to our customers. Our two business units, Healthcare and Business Solutions, are focused on adding new customers and fully implementing customer wins so they will begin contributing to revenue. We can reaffirm that we expect positive cash flow of at least $5 million for the year.”

Morgan continued, “In the second quarter, we sharpened our customer focus and applied what we have learned about market demand. We are accelerating our investment in the core technology-oriented solutions that are driving sales across the markets we serve, specifically healthcare software and services and marketing solutions software and services, where we can deliver more value for the customer, produce higher margins and offer a complete portfolio of solutions.”

Second Quarter Results

Total revenues declined 6 percent to $155.1 million in the second quarter compared to $164.3 million in the second quarter of 2011. Core solutions grew 3.4 percent, primarily due to increases in unit sales, while Legacy product declined 11.8 percent. At the end of the second quarter, approximately 43 percent of revenue was derived from core solutions sales and approximately 57 percent of revenue came from legacy products.

Healthcare revenues declined 7 percent for the quarter, to $54.8 million compared to $59.0 million in the prior year quarter. Operating income for the second quarter was $3.7 million compared to $3.8 million for the same period in 2011. Growth in core solutions was offset by declines in unit sales of legacy products, particularly clinical paper documents. Healthcare Solutions, technology-oriented products and services within the healthcare portfolio, grew 14 percent in the quarter, primarily driven by strong growth in patient information and marketing and communications solutions sales. New customers and new product introductions also impacted the quarter and are expected to contribute to additional core solutions sales in the second half of 2012. As healthcare customers transition to Electronic Medical Records (EMR), accelerated declines in sales of legacy products such as clinical forms is expected throughout 2012.

During the second quarter, the company’s Commercial Markets, Financial Services and Industrial business units were consolidated into one Business Solutions business unit to more efficiently develop and market technology-driven products and services across vertical markets. Business Solutions revenues for the second quarter was $100.3 million, a decrease of 5 percent compared to second quarter 2011 revenue of $105.3 million. Growth in core solutions sales was offset by declines in legacy product sales. Revenue from core solutions increased by 2.6 percent in the quarter, primarily due to new customer implementation and organic growth with existing customers, particularly in critical communications and on-demand publishing. The legacy decrease is primarily attributable to documents no longer being used rather than loss of customers, and to the associated loss of freight and other service revenues.

Consolidated gross margin as a percent of revenue was 30.0 percent compared to 30.9 percent for the second quarter of 2011. The decrease reflects decreased volume in legacy sales, somewhat offset by savings from ongoing restructuring activities and other cost-saving initiatives. Selling, general and administrative (SG&A) expenses declined 13 percent in the quarter.

In the second quarter, Standard Registered announced that it had received notice from the New York Stock Exchange (NYSE) that it was not in compliance with listing requirements related to market capitalization and stock price averages. The Company delivered a plan for returning to compliance regarding market capitalization within 18 months. On June 25, 2012, the Company announced that it had received notice from the NYSE that its plan had been accepted. The plan is currently being implemented.

First Half of Year Results

Total revenues declined 5 percent to $312.7 million compared to $329.2 million for the first half of 2011. Legacy product unit volume continued to decline faster than growth in core solutions. Core solutions grew 3.1 percent in the first half of 2012 while legacy solutions declined 10.4 percent.

Healthcare revenues declined 7 percent to $111.8 million from $119.7 million in the first half of 2011. Operating income for the first half of 2012 was $6.3 million compared to $8.5 million for the prior year. Technology-oriented core solutions grew 14 percent in the first half of 2012 driven by growth in patient information, primarily from Dialog Medical (which was acquired in July 2011) and new customer implementations in marketing and communications solutions. Revenues from legacy products continued to decline as more hospitals adopt EMR.

Business Solutions revenues declined 4 percent to $200.9 million from $209.5 million in the first half of the prior year. Operating Income increased by 18 percent to $3.3 million from $2.8 million driven by increases in core solutions and savings initiatives. The growth was somewhat offset by declines in legacy product sales. As previously announced, the loss of a portion of business from a large financial services customer due to the customer’s restructuring is expected to total $18 to $20 million in 2012. The transition of the customer is proceeding slower than anticipated with a decrease in sales in the first half of 2012 of $5.7 million.

Consolidated gross margin as a percent of revenue was 30.3 percent in the first half of 2012 compared to 31.7 percent for the same period in 2011. Decreases in sales of legacy forms was the major component of the margin decline. SG&A expense declined 8% in the first half of 2012, to $95.6 million from $104.3 million in the prior year. SG&A expense in 2011 includes a credit of $2.1 million from amortization of prior credits related to the termination of the postretirement healthcare benefits plan.

Capital Expenditures, Restructuring Plan and Pension Contribution

Capital expenditures for the full year of 2012 are expected to be $9 million to $11 million. Through the first half of 2012, capital expenditures were $1.2 million. During the second half of 2012, the Company expects investment to be focused on supporting core solutions growth and increasing efficiencies with management reporting systems and customer service and support.

In January 2012, the Company announced a strategic restructuring plan expected to result in an estimated $45 million in annual savings. The Company has identified additional savings initiatives and currently expects savings of approximately $60 million by the end of 2013. Costs associated with the restructuring program are expected to be approximately $11.5 million by the end of 2013.

Standard Register originally expected to make contributions to the Company’s qualified pension plan of approximately $27 million in 2012 and in the first half of the year has contributed $13.5 million. Based on provisions of the highway reauthorization legislation signed into law in July, the Company has updated pension funding expectations for 2012 through 2014. Previously, pension plan contributions for 2012 through 2014 were expected to total $112 million. With relief provided by the Moving Ahead for Progress in the 21st Century Act (MAPS-21), commonly called the highway bill, the total contribution for the same period is expected to be lowered by $17 million to $95 million. Currently, the Company expects contributions to total $23 million in 2012, $30 million in 2013 and $42 million in 2014.

Conference Call

Standard Register’s President and Chief Executive Officer Joseph P. Morgan, Jr. and Chief Financial Officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Friday, July 27, 2012, to review the second quarter results. The call can be accessed via an audio webcast accessible at http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register (NYSE:SR), celebrating 100 years of innovation, is trusted by the world’s leading companies to advance their reputations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of solutions to address the changing business landscape in healthcare, financial services, commercial and industrial markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our access to capital for expanding in Core solutions, the pace at which digital technologies erode the demand for certain legacy products, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measure Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press reelase, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures operating performance including non-GAAP net income and earnings per share and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management evaluates the Company’s results, excluding pension loss amortization, pension settlements, restructuring charges, and deferred tax valuation allowances. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash and cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)
13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
1-Jul-12	3-Jul-11		1-Jul-12	3-Jul-11
$ 155,067	$ 164,285	TOTAL REVENUE	$ 312,716	$ 329,174
108,473	113,524	COST OF SALES	217,921	224,959
46,594	50,761	GROSS MARGIN	94,795	104,215
		COSTS AND EXPENSES
45,380	52,030	Selling, general and administrative	95,595	104,333
-	453	Pension settlements	983	453
1,490	(251)	Restructuring and other exit costs	2,612	(177)
46,870	52,232	TOTAL COSTS AND EXPENSES	99,190	104,609
(276)	(1,471)	LOSS FROM OPERATIONS	(4,395)	(394)
		OTHER INCOME (EXPENSE)
(685)	(572)	Interest expense	(1,389)	(1,144)
23	493	Other income	39	498
(662)	(79)	Total other expense	(1,350)	(646)
(938)	(1,550)	LOSS BEFORE INCOME TAXES	(5,745)	(1,040)
197	(554)	Income tax expense (benefit)	502	(472)
$ (1,135)	$ (996)	NET LOSS	$ (6,247)	$ (568)

29,198	29,048	Average Number of Shares Outstanding - Basic	29,157	29,012
29,198	29,048	Average Number of Shares Outstanding - Diluted	29,157	29,012
$ (0.04)	$ (0.03)	BASIC AND DILUTED LOSS PER SHARE	$ (0.21)	$ (0.02)
$ -	$ 0.05	Dividends per share declared for the period	$ 0.05	$ 0.10
		MEMO:
$ 6,148	$ 5,270	Depreciation and amortization	$ 11,970	$ 10,620
$ 5,773	$ 6,069	Pension loss amortization	$ 11,558	$ 12,142
		SEGMENT OPERATING RESULTS
		(Dollars in thousands)
		(Unaudited)
13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
1-Jul-12	3-Jul-11		1-Jul-12	3-Jul-11
		REVENUE
$ 54,763	$ 59,051	Healthcare	$ 111,813	$ 119,723
100,304	105,234	Business Solutions	200,903	209,451
$ 155,067	$ 164,285	Total Revenue	$ 312,716	$ 329,174
		NET LOSS BEFORE TAXES
$ 3,774	$ 3,824	Healthcare	$ 6,342	$ 8,507
2,613	628	Business Solutions	3,285	2,815
(7,325)	(6,002)	Unallocated	(15,372)	(12,362)
$ (938)	$ (1,550)	Total Net Loss Before Taxes	$ (5,745)	$ (1,040)

		CONSOLIDATED BALANCE SHEETS
		(Dollars in thousands)
		(Unaudited)
			1-Jul-12	1-Jan-12
		ASSETS
		Cash and cash equivalents	$ 756	$ 1,569
		Accounts receivable	108,893	113,403
		Inventories	49,464	48,822
		Other current assets	10,947	9,058
		Total current assets	170,060	172,852
		Plant and equipment	$ 63,573	$ 73,950
		Goodwill and intangible assets	13,934	14,479
		Deferred taxes	23,991	23,996
		Other assets	5,840	8,584
		Total assets	$ 277,398	$ 293,861
		LIABILITIES AND SHAREHOLDERS' DEFICIT
		Current liabilities	80,986	83,443
		Deferred compensation	3,463	5,777
		Long-term debt	58,963	60,149
		Pension benefit obligation	219,050	236,206
		Other long-term liabilities	7,097	7,339
		Shareholders' deficit	(92,161)	(99,053)
		Total liabilities and shareholders' deficit	$ 277,398	$ 293,861
CONSOLIDATED STATEMENTS OF CASH FLOWS
		(Dollars in thousands)
		(Unaudited)
			26 Weeks Ended	26 Weeks Ended
			1-Jul-12	3-Jul-11
		Net loss plus non-cash items	$ 21,290	$ 20,485
		Working capital	4,983	9,113
		Restructuring payments	(3,646)	(961)
		Contributions to qualified pension plan	(13,500)	(13,000)
		Other	(5,919)	(4,126)
		Net cash provided by operating activities	3,208	11,511
		Capital expenditures, net	(1,239)	(6,555)
		Proceeds from sale of equipment	64	19
		Net cash used in investing activities	(1,175)	(6,536)
		Net change in borrowings under credit facility	(55)	(1,328)
		Principal payments on long-term debt	(1,352)	(721)
		Dividends paid	(1,500)	(2,925)
		Other	(5)	34
		Net cash used in financing activities	(2,912)	(4,940)
		Effect of exchange rate	66	(12)
		Net change in cash	$ (813)	$ 23
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands, except per share amounts)
(Unaudited)
13 Weeks Ended	13 Weeks Ended		26 Weeks Ended	26 Weeks Ended
1-Jul-12	3-Jul-11		1-Jul-12	3-Jul-11
$ (1,135)	$ (996)	GAAP Net Loss	$ (6,247)	$ (568)
		Adjustments:
5,773	6,069	Pension loss amortization	11,558	12,142
-	453	Pension settlement	983	453
1,490	(251)	Restructuring charges	2,612	(177)
(2,865)	(2,490)	Tax effect of adjustments (at statutory tax rates)	(5,978)	(4,931)
564	-	Deferred tax valuation allowance	2,796	-
$ 3,827	$ 2,785	Non-GAAP Net Income	$ 5,724	$ 6,919
$ (0.04)	$ (0.03)	GAAP Loss Per Share	$ (0.21)	$ (0.02)
		Adjustments, net of tax:
0.12	0.13	Pension loss amortization	0.24	0.25
-	0.01	Pension settlement	0.02	0.01
0.03	(0.01)	Restructuring charges	0.05	-
0.02	-	Deferred tax valuation allowance	0.10	-
$ 0.13	$ 0.10	Non-GAAP Income (Loss) Per Share	$ 0.20	$ 0.24
		GAAP Net Cash Flow	$ (813)	$ 23
		Adjustments:
		Credit facility paid	55	1,328
		Non-GAAP Net Cash Flow	$ (758)	$ 1,351